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                                                                  EXHIBIT 15.1



May 8, 1998



The Board of Directors
United Stationers Inc.


We are aware of the incorporation by reference in the Registration Statement (No. 333-02247) on Form S-3 of United Stationers Inc. for the registration of a total of 2,035,243 shares of its common stock of our report dated
April 24, 1998 relating to the unaudited condensed consolidated interim financial statements of United Stationers Inc. which are included in its Form 10-Q for the period ended March 31, 1998.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                    /s/ Ernst & Young LLP